Exhibit 99.1

GIO World Health Ltd, a Leading Stem Cell Life Science Company, Announces Plans to Go Public via Business Combination with Apeiron Capital Investment Corp.

•	GIO World Health Ltd (“GIO World Health”) has entered into a business combination agreement with Apeiron Capital Investment Corp (APNC).
•	The post-closing combined public company, which will be named GIO World Health Holdings, Inc., values GIO World Health in the proposed transaction at a pre-money enterprise value of $250 million.
•	Current GIO World Health shareholders will retain 100% of their equity in the post-closing combined public company and will continue to own approximately 80.83% of the post-closing combined public company on a pro forma basis, assuming no redemptions by Apeiron Capital’s public shareholders, and that all GIO World Health shareholders participate in the transaction.

BOSTON, MA and SAN DIEGO, CA – March 8, 2023 / (Globe Newswire)— GIO World Health, a recently formed company focused on stem cell research and development, and Apeiron Capital Investment Corp. (“Apeiron Capital”) (OTC: APNC), a publicly traded special purpose acquisition company, today announced that they have entered into a definitive business combination agreement (the “BCA”) to bring GIO World Health public in order to bring its proprietary stem cell treatments to market, and other stem cell based products for global consumption. The parties intend that at the closing of the proposed transaction (the “Closing”), Apeiron Capital common stock will be listed on either the New York Stock Exchange or NASDAQ, and Apeiron Capital will be renamed "GIO World Health Holdings, Inc.".

GIO World Health, was founded in 2021 by Dr. Anand Srivastava and Deven Patel, accomplished professionals who have operated in the stem cell research and development field for over two decades. Beginning in the late 1990’s, Dr. Anand Srivastava has been pursuing pioneering stem cell research and potential applications at some of the leading academic universities around the world. He has published extensively in top academic journals and has received numerous awards recognizing him for his contributions to the sciences.

GIO World Health is a stem cell-based life science company with plans to distribute selective products and services globally, and may also pursue FDA approval for more advanced therapies. GIO World Health is planning to mass produce the Red Blood Cells (RBCs) from stem cells in a bioreactor to solve the blood shortage problem. Furthermore, they also plan to provide proprietary stem cell-based therapies through their Longevity (“Anti-Aging”) clinics, which are expected to commence in the second half of 2023 with continuing expansion efforts in subsequent years. The clinics will focus initially on targeted non-U.S. locations and utilize the role of stem cells in anti-aging treatments. GIO World Health senior management have an extensive track record of having provided anti-aging treatments to patients outside of the U.S. Expansion to non-U.S. locations is intended to utilize local partners to help expedite corporate growth. Another stream of revenue is expected from GIO World Health’s “Active Cosmetics” line of products that leverage their stem cell technology. GIO World Health will offer a range of skin care products that will help improve vascularization to skin and healing of inflammation-injured cells. Their products will focus initially on the “Active Cosmetics” category including: anti-wrinkle, facial serum, daytime skin cream, under eye anti-wrinkle serum, high-end cream and hair vitality formulation. GIO World Health intends to seek strategic partnerships to help streamline product branding and distribution. GIO World Health also currently expects to have a revenue stream in the future to be derived from the development of a cost-effective disease-free universal donor (O negative) alternative to donor blood.

The GIO World Health organization will continue to be led under its highly experienced leadership of Dr. Anand Srivastava, Ph.D. and Mr. Deven Patel, who will become executive officers of the post-Closing public company at the Closing.

Management Comments

Deven Patel, Chief Executive Officer of GIO World Health said: “We are delighted to partner with Apeiron Capital in this business combination, a significant milestone toward creating value for our shareholders. This business combination and entry into the public markets will allow us access to a much larger pool of capital and increase our global profile for several clinical trials. We believe that this Transaction will put us in a position to quickly grow in what we see as a $100+ billion industry in the U.S. and global market that is projected to grow at a 10+% CAGR.”1

Joel Shulman, Chief Executive Officer of Apeiron Capital said: “We are very pleased to support GIO World Health in its transition to the public markets where our combined contributions have the ability to accelerate value for our shareholders. GIO World Health founders impressed us with their proprietary research and practical solutions in high growth markets. This opportunity provides a series of potential revenue streams including Longevity Clinics and Active Cosmetics that should start to provide accretive revenues in the first year. Furthermore, its management has proprietary expertise in developing a cost-effective disease-free, universal donor (O negative) alternative to donor blood that can potentially help revolutionize the manner in which clean blood is produced in the lab and distributed throughout the world. GIO World Health’s management has an extensive history of proprietary research and practical solutions. We believe that GIO World Health is well-positioned to capture the many opportunities in the HealthCare industry, and we look forward to seeing the company grow and thrive in the public markets.”

1 Sources:

•	https://www.globenewswire.com/news-release/2022/12/08/2570057/0/en/The-global-active-cosmetics-market-is-expected-to-grow-at-a-CAGR-of-12-64-during-2021-2027.html
•	https://www.arizton.com/market-reports/active-cosmetics-market
•	https://www.grandviewresearch.com/industry-analysis/plasma-fractionation-market-report
·	https://www.precedenceresearch.com/stem-cell-therapy-market#:~:text=The%20global%20stem%20cell%20therapy,forecast%20period%202022%20to%202030

Transaction Overview

Under the BCA, Apeiron Capital will acquire shares of GIO World Health from its existing shareholders in exchange for newly issued common shares of Apeiron Capital (the “Transaction”). GIO shareholders holding approximately 98.7% of its outstanding shares have signed on to sell their shares to Apeiron Capital under the BCA, and the parties intend to have the remaining GIO shareholders participate in the Transaction prior to the Closing. Under the terms of the BCA, GIO World Health is valued at a pre-money enterprise value of $250 million.

Upon the Closing, current GIO World Health shareholders will retain 100% of their equity through new common shares of Apeiron Capital and own approximately 80.83% of the post-closing combined public company at the Closing, in each case assuming no redemptions by Apeiron Capital’s public shareholders. and that all GIO World Health shareholders participate in the Transaction.

The Transaction is expected to close in the second half of 2023 and is subject to approval by Apeiron Capital’s shareholders and other customary closing conditions.

Advisors

TAG Partners Ltd. is serving as the capital markets and financial advisor to GIO World Health. Ellenoff Grossman & Schole LLP is serving as legal advisor to Apeiron Capital, and Winston & Strawn LLP is serving as legal advisor to GIO World Health.

About GIO World Health

GIO World Health is a life sciences company that engages in the business of stem cell-based technologies, and plans to provide products and services throughout the world. Its mission is to make the world a healthier place by providing stem cell therapy and leveraging stem cell science and technology.

About Apeiron Capital

Apeiron Capital is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or similar business combination with one or more businesses. While Apeiron Capital may pursue an acquisition opportunity in any industry or sector, it focused its search on companies in the financial technology, Healthcare and Health Science sectors. Apeiron Capital is led by Chief Executive Officer Joel Shulman, Chief Operating Officer Eva Adosoglou and Chief Financial Officer Grant Grigorian. Apeiron Capital’s independent directors include Jeffrey Mortimer, Kevin Cramton, and Charles Aggouras.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Statements regarding Apeiron Capital and GIO World Health’s expectations with respect to anticipated financial impacts of the proposed Transaction, the timing of the completion of the proposed Transaction, GIO World Health’s projected financial and operational performance, new product offerings that GIO World Health may introduce, and related matters, as well as all other statements other than statements of historical fact included in this press release, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to Apeiron Capital or GIO World Health’s management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, Apeiron Capital’s and GIO World Health’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in Apeiron Capital’s filings with the Securities and Exchange Commission (“SEC”). Most of these factors are outside the control of Apeiron Capital and are difficult to predict. In addition to factors disclosed in Apeiron Capital filings with the SEC, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the risk that the Transaction may not be completed in a timely manner or at all, which may adversely affect the price of the securities of Apeiron Capital; the risk that the Transaction may not be completed by Apeiron Capital’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Apeiron Capital; inability to meet the closing conditions to the Transaction, including the occurrence of any event, change, legal proceedings instituted against GIO World Health or against Apeiron Capital related to the BCA or the management team, or other circumstances that could give rise to the termination of the BCA; the inability to complete the Transaction contemplated by the BCA due to the failure to obtain approval of Apeiron Capital’s shareholders; the failure to list Apeiron Capital’s common shares or other securities on a national stock exchange in connection with the consummation of the contemplated Transaction; costs related to the Transaction and the failure to realize anticipated benefits of the Transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions; a delay or failure to realize the expected benefits from the proposed Transaction including GIO World Health’s ability to effectively develop and successfully market new products, solutions and services, and to effectively address cost reductions and other changes in its industry; risks related to disruption of management’s time from ongoing business operations due to the proposed Transaction; changes in the markets in which GIO World Health competes, including with respect to its competitive landscape, technology evolution or the impact of regulatory changes on solutions, services, labor matters, international economic, political, legal, compliance and business factors; developments and uncertainties in domestic and foreign trade policies and regulations, and other regulations which may cause contractions or affect growth rates and cyclicality of markets GIO World Health serves; disruptions relating to war, terrorism, widespread protests and civil unrest, man-made and natural disasters, public health issues and other events; changes in domestic and global general economic conditions; risk that GIO World Health may not be able to execute its growth strategies; security breaches or other disruptions of GIO World Health information technology systems or violations of data privacy laws; risks related to the ongoing COVID-19 pandemic and response, including new variants of the virus; the pace of recovery in the markets in which GIO World Health operates; global supply chain disruptions and potential staffing shortages at potential customers which may have a trickle- down effect on GIO World Health; the risk that GIO World Health may not be able to develop and maintain effective internal controls; changes in interest rates; increased competition and the ability to generate sufficient cash to fulfill obligations; loss of certain key officers; loss of continued relationships with customers or bus operators; and Apeiron Capital’s success at managing the foregoing items. The forward-looking statements are based upon management’s beliefs and assumptions; and other risks and uncertainties to be identified in the Form S-4 registration/proxy statement (when available) relating to the Transaction, including those under “Risk Factors” therein, and in other filings with the SEC made by Apeiron Capital. Each of Apeiron Capital and GIO World Health undertake no obligation to update these statements for revisions or changes after the date of this press release except as required by law.

Additional Information and Where to Find It

In connection with the proposed Transaction, Apeiron intends to file a Registration Statement on Form S-4 (the “Registration Statement”) with the SEC, which will include a preliminary prospectus with respect to its securities to be issued in connection with the Transaction and a preliminary proxy statement with respect to Apeiron Capital’s shareholder meeting at which Apeiron Capital’s shareholders will be asked to vote on the proposed Transaction. Each of Apeiron Capital and GIO World Health urge investors, shareholders, and other interested persons to read, when available, the Registration Statement, including the proxy statement/prospectus, any amendments thereto, and any other documents filed with the SEC, before making any voting or investment decision because these documents will contain important information about the proposed Transaction. After the Registration Statement has been filed and declared effective, Apeiron Capital will mail the definitive proxy statement/prospectus to shareholders of Apeiron Capital as of a record date to be established for voting on the Transaction. Apeiron Capital’s shareholders will also be able to obtain a copy of such documents, without charge, by directing a request to: Apeiron Capital Acquisition Corp, 175 Federal Street, Suite 875 Boston, Massachusetts 02110; e-mail: Apeiron Capital@ershares.com. These documents, once available, can also be obtained, without charge, at the SEC’s website www.sec.gov.

Participants in the Solicitation

Apeiron Capital and its directors and officers may be deemed participants in the solicitation of proxies of Apeiron Capital’s shareholders in connection with the proposed Transaction. Security holders may obtain more detailed information regarding the names, affiliations, and interests of certain of Apeiron Capital’s executive officers and directors in the solicitation by reading Apeiron Capital’s final prospectus filed with the SEC on November 10, 2021, and the Registration Statement and other relevant materials filed with the SEC in connection with the Transaction when they become available. Information concerning the interests of Apeiron Capital’s participants in the solicitation, which may, in some cases, be different from those of their shareholders generally, will be set forth in the Registration Statement relating to the Transaction when it becomes available. These documents can be obtained free of charge from the source indicated above.

GIO World Health and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Apeiron Capital in connection with the proposed Transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed Transaction will be included in the Registration Statement for the proposed Transaction.

No Offer or Solicitation

This press release does not constitute an offer to sell or a solicitation of an offer to buy, or the solicitation of any vote or approval in any jurisdiction in connection with the proposed Transaction or any related transactions, nor shall there be any sale, issuance or transfer of securities in any jurisdiction where, or to any person to whom, such offer, solicitation or sale may be unlawful. Any offering of securities or solicitation of votes regarding the proposed transaction will be made only by means of a proxy statement/prospectus that complies with applicable rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and Securities Exchange Act of 1934, as amended, or pursuant to an exemption from the Securities Act or in a transaction not subject to the registration requirements of the Securities Act.

Contact Information

Joel Shulman

Chief Executive Officer

Apeiron Capital Acquisition Corp

Email: info@apeironac.com

Phone: (617) 279-0045

Website: www.apeironac.com

Deven Patel

Chief Executive Officer

GIO World Health, Limited

Email: info@gioworldhealth.com

Phone: (800) 914-7836

Website: www.gioworldhealth.com